PURCHASE AGREEMENT

THIS AGREEMENT dated the 11 day of April, 2014

BETWEEN: Sun Vault Energy, Inc., a Nevada Corporation
(the "Purchaser")

-and-

1301540 Alberta Ltd. ("Werkman Transport") (the "Vendor")

WHEREAS 1031540 Alberta Operates under the name and style of "Werkman Transport"

WHEREAS the Vendor has agreed to sell and the Purchasers have agreed to purchase the Transportation assets and other assets excluding all land and buildings and accounts receivable but including the right to use the name of Werkman Transport from **1301540 Alberta Ltd.** (aka: Werkman Transport) on the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the premises and the mutual promises, and in consideration of the representations, warranties and covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

DEFINITIONS

1) The following terms and expressions shall have, for all purposes of this Agreement, the meaning set out below:

a) "Agreement" means this agreement and all amendments made to this Agreement by further written agreement among the parties;

b) "Assets" means those assets of 1301540 Alberta Ltd more particularly described in Schedule "A", and include, without limitation , assets of 1301540 Alberta Ltd., excluding land and building and accounts receivable as at the closing date. but including all the equipment, inventory, accounts receivable, office furniture, proprietary information, business machines, exclusive rights and Intellectual Property;

c) "Closing Date" means that mutually acceptable date which in any event shall not be later than, **April 15th,2014 or sooner if agreed to by the parties**;

d) "Effective Date" means the Closing Date;

e) "Leases" means any lease in respect of which 1301540 Alberta Ltd is a party to or has any obligations to;

f) "Financial Statements" means the balance sheet as of February 28th , 2014 and the statement of income, retained earnings and changes in the financial position of 1301540 Alberta Ltd for the year ended February 28th , 2014;

g) "Laws" shall mean:

i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulation, and municipal by-laws, whether domestic, foreign or international;

ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any governmental authority or body; and

iii) all policies, practices, and guidelines or any governmental authority or body which, although not actually having force of law, are considered by such governmental authority or body as requiring compliance as if having the force of law,

in each case binding or affecting the party referred to in the context in which such word is used, and "Law" shall mean any one of them;

h) "Material Adverse Change" means a loss of business reputation, the termination of an officer or a marketing representative, a lawsuit or regulatory action against 1301540 Alberta Ltd. or the customer termination of a service contract that has not been completed by 1301540 Alberta Ltd., in any case where such event would materially impede the transactions contemplated hereby or would have a material adverse effect on the business or operation of 1301540 Alberta Ltd..

i) "Material Contracts" means the contracts, agreements and arrangements described in Schedule "B" to this Agreement;

j) "Permitted Encumbrances" means:

i) liens for taxes, assessments or governmental charges not yet due or delinquent or the validity of which is being contested in good faith;

ii) liens arising in connection with workers' compensation, unemployment insurance, pension, employment or other social benefits laws or regulations, provided that no amounts are due or delinquent thereunder;

iii) undetermined or inchoate liens and charges incidental to construction or current operations which relate to obligations not due or delinquent;

iv) liens arising by operation of law such as builders' liens, carriers' liens, materialmens' liens and other liens of a similar nature which relate to obligations not due or delinquent; and

v) the provisions of the Leases and Material Contracts.

k) "Purchase Price" has the meaning attributed to it in Section 3 hereof;

l) "Purchasers" means Sun Vault Energy Inc.

m) "Person" shall include individuals, partnerships, associations, trusts, firms, unincorporated organizations and corporations;

n) "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, assessments, reassessments or other charges of any kind imposed by any governmental authority or taxing authority, together with all interest, penalties, fines, losses, damages, liabilities, expenses, additions to tax or additional amounts or costs with respect thereto, including taxes or other charges on or in the nature of income, franchises, concessions, property, capital, interest, capital gains, payroll, employment, social security, workers' compensation; excise, withholding, ad valorem, stamp, transfer, value added, goods and services; license registration or documentation fees, or customs duties, tariffs, or similar charge;

o) "Tax Return" means any report, return or filing with respect to Taxes;

p) "Undisclosed Liabilities" means any monies owing by, or any liabilities of, 1305140 Alberta Ltd to any Person which are not disclosed in the Financial Statements;

q) "Vendor" means collectively 1305140 Alberta Ltd.;

r) "Working Capital" means the amount by which current assets exceeds current liabilities, all as determined in respect of 1305140 Alberta Ltd (Werkman Transport) in accordance with generally accepted accounting principles and in accordance with prior practice for of 1305140 Alberta Ltd (Werkman Transport).

The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement" and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement and include any agreement supplemental to this Agreement. Unless something in the subject matter or context is inconsistent with this Agreement, references in this Agreement to sections are to sections of this Agreement.

In this Agreement words meaning the singular number only shall include the plural and vice versa, words meaning the masculine gender shall include the feminine and neuter genders and vice versa.

TERMS AND CONDITIONS OF PURCHASE

2) The Vendor agrees to sell, assign, convey, and transfer the assets of 1305140 Alberta Ltd as set out in Schedule A herein to the Purchasers, and the Purchasers agree to purchase the assets from the Vendor for the Purchase Price, , on the terms and conditions set out in this Agreement.

3) Subject to any adjustment as specifically provided herein, the Purchase Price shall be **Three Million dollars CDN($3,000,000)** payable in shares of Sun Vault Energy Inc. with the first tranche of shares equal to One Million ($1,000,000) issued at a price of .20cents per share (total 5,000,000 shares) less US exchange rates, , followed by the second tranche of shares to be issued after six months have elapsed from the closing date for the completed payment of the acquisition at a price per share to be at market value or no less than .40 cents per share..

a) Initial Delivery to the Vendor **of 5million (5,000,000) Common Shares** of the Purchaser on the Closing Date to the Vendor and whereby the remainder of the purchase price is to be realized through the issue of shares after 6 months have elapsed from the closing date at market or no less than .40 cents per share.

The Vendor shall retain security interest in the Assets and Shares of the new Company (Werkman Transport Inc.) and there shall be a transfer of ownership of the Assets to the new Company (Werkman Transport Inc.).

5) In the event of a Material Adverse Change in the financial condition of 1305140 Alberta Ltd, the Purchaser shall have the option to rescind this Agreement and not complete the purchase, in which event the Vendors and the Purchasers will be released from all obligations hereunder.

6) In the event that the vendor has not been able to convert enough shares to cash of 1 million dollars from the sale of the shares in Sun Vault Energy Inc. within 6 months from the date of closing, the vendor will have the right to reverse the transaction.

7) In the event the Vendor decides that they want to reverse the transaction the purchaser will have the right to a six month extension by paying interest on any amount outstanding of the million dollars at a rate of 10%.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

8) The Purchaser represents and warrants to the Vendor and acknowledges that the Vendor is relying upon the following representations and warranties:

  a) such Purchaser has full power and authority to execute, deliver and perform his or her respective obligations under this Agreement, and this Agreement constitutes a valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' rights generally and the discretion of the courts with respect to equitable or discretionary remedies and defences;

  b) the Shares supplied to the Vendor are free and clear of all security interests, encumbrances, charges, and other third party rights and interests of every nature and kind including, without limiting the generality of the foregoing, any existing or contingent statutory rights, obligations, liabilities or transfer impediments;

  c) the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and provisions of this Agreement do not and will not:

    i) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any agreement, instrument, lease, licence, permit or authority to which such Purchaser is a party or is subject or by which such Purchaser is bound,

    ii) result in the creation of any lien, charge or encumbrance or other right in favour of a third party against the Shares supplied by such,

    iii) give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration with respect to the Shares supplied by such Purchaser, or

    iv) violate any provision of any law, statute or regulation or any judicial, administrative or governmental order, award, judgment, ruling or decree binding

on or applicable to such Purchaser, the Shares owned by such Purchaser, or the rights or interests of such Purchaser in the Shares supplied by him or her;

d) there is not, and will not be, as of the Closing Date, any judicial, administrative or governmental action, claim, proceeding, suit or investigation in progress or pending or threatened which may materially affect the value of the Shares supplied by such Purchaser or which may affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement;

e) there are no charges, judgments, orders, writs, decrees or injunctions in existence, contemplated or threatened, against or in respect of the Shares of such Purchaser, or which may affect the ability of Purchaser to consummate the transactions contemplated by this Agreement;

f) such Purchaser has done no act or thing, nor has he or she omitted to do any act or thing by which the title to, or right or interest of, such Purchaser in the Shares supplied by him or her may be cancelled, terminated or in any way diminished;

g) except for any required consent of the board of directors of the Purchaser and any corporate resolutions, such Purchaser is not obligated to obtain the consent of any person or to provide notice to any person with respect to the transactions contemplated by this Agreement, nor do the transactions contemplated by this Agreement give rise to any rights of first refusal or pre-emptive, preferential or similar rights of purchase or violate any provision of a shareholder agreement of the Purchaser; and

h) such Purchaser is not a "non-resident" within the meaning of the Act. ?

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

The Vendors represent, warrant and acknowledge to the Purchaser that the Purchaser is relying upon the following representations and warranties:

a) 1310540 Alberta Ltd is a duly incorporated, valid and subsisting corporation under the laws of the Province of Alberta and has the requisite corporate power and authority to own assets and to conduct business as it is now being conducted and it is also duly qualified to carry on business in each jurisdiction in which the nature of their business makes such qualification necessary

b) there are no material actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of 1310540 Alberta Ltd instituted, pending, or, to the knowledge of the Vendors threatened against or affecting the Vendor at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending or, to the knowledge of the Purchasers threatened, against the Vendor which would prevent or materially hinder the consummation of the transactions contemplated by this agreement;

c) the Vendor has full right, power and authority to enter into this Agreement with the Purchaser and to consummate the transaction contemplated by this Agreement;

d) this Agreement has been properly authorized, executed and delivered by the Vendor and constitutes a legal, valid and binding agreement of the Vendor, enforceable against the Vendors in accordance with its terms, subject to the applicable laws of bankruptcy, insolvency, laws that generally affect creditors' rights;

COVENANTS OF THE PURCHASER

10) On or before the Closing Date, the Purchaser shall deliver the following to the Vendor:

a) share certificates of the Purchaser representing the Shares, duly signed off in blank on the reverse side of the share certificates by the Purchaser as of the Closing Date;

b) certified resolution of directors of the Purchaser approving the transfer of the Shares to the Vendor by the Purchaser, duly executed by an authorized officer of the Purchaser as of the Closing Date;

c) such further and other documents or resolutions as may be necessary or desirable to duly transfer the Shares to the Vendors in accordance with the intent of this Agreement.

d) The Purchaser agrees that it will create a new subsidiary called Werkman Transport Inc. and that the transportation assets of Eco West Transport and 1301540 Alberta Ltd will be placed into that company. Sun Vault agrees the 1301540 Alberta Ltd will not transfer the assets until they have received 1 million dollars .

e) Werkman Transport will enter into a 5 year contract with 1031540 Alberta Ltd. to supply management services of Jason Werkman to the new Corporation at a rate of $10,000.00 per month and an annual bonus structure to receive 10% of the net pre-tax profit after the $1,000,000.00 of Pre-tax profit up to a maximum of $150,000.00

11) The Purchaser shall from time to time after Closing Date, at the request of the Vendors but without further consideration, execute and deliver all such further and additional instruments, notices, releases, and documents and do and perform all such further acts and things as may be necessary or desirable to fully carry out the intent of this Agreement.

COVENANTS OF THE VENDOR

12) The planning, decision making and control in 1301540 Alberta Ltd will continue in a manner consistent with past practices until the Closing Date. Except in the ordinary course of business, the Corporation will not make any commitment or expenditure, or dispose of any material assets.

13) The Vendor agrees to indemnify the Purchaser against:

a) any and all claims, actions, causes of action, liabilities, losses, damages, costs, charges, expenses, legal fees and disbursements, fines and penalties which the Purchaser may

suffer, incur, or be liable for, directly, or indirectly, in consequence of a breach of any of the representations and warranties of the Vendors; and

b) any and all claims, actions, causes of action, liabilities, losses, damages, costs, charges, expenses, legal fees and disbursements, fines and penalties, arising from actions of the Purchasers at any time subsequent to the Closing Date and which are imposed upon the Purchaser under or by virtue of the laws of any jurisdiction.

14) All charges, fees, commission, expenses or other remuneration payable to brokers, agents or other intermediaries who acted for the Vendors in connection with the transactions contemplated by this Agreement shall be for the sole account of and be paid by the Vendors.

15) On or before the Closing Date, the Vendors shall deliver the following to the Purchasers:

a) a copy of the resolutions of the directors of 1310540 Alberta Ltd authorizing the transactions contemplated by this Agreement duly executed by an authorized officer of 1310540 Alberta Ltd.

b) permission to use the name "Werkman Transport" for the purpose of incorporating a company to be known as "Werkman Transport Inc".

c) The Vendors shall from time to time after Closing Date, at the request of the Purchaser but without further consideration, execute and deliver all such further and additional instruments, notices, releases and documents and do and perform all such further acts and things as may be necessary or desirable to fully carry out the intention of this Agreement.

d) The Vendor agree that they will give the SunVault Management the first right of refusal to purchase share they want to sell in SunVault by way of thirty days' notice ,and they will sign all other agreements as necessary to effectuate the first right of refusal.

e) The Vendor shall from time to time after Closing Date, at the request of the Purchaser but without further consideration, execute and deliver all such further and additional instruments, notices, releases, and documents and do and perform all such further acts and things as may be necessary or desirable to fully carry out the intent of this Agreement.

GENERAL

16) This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set out in this Agreement.

17) Any notice to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail, by transmittal by fax or by electronic mail addressed to the recipient as follows:

a. To the Vendors at:

b. Box 219 Neerlandia, Alberta, T0G 1R0

To the Purchaser at:

107 Portside Court, Kelowna, BC V1V 1T2

or to such other address, fax number, e-mail address or individual as may be designated by notice given by either party to the other. Any communication given by fax or email shall be conclusively deemed to have been given on the day of successful transmittal. If the party giving any notice knows or ought reasonably to know of any difficulties with any method of delivery, notice shall be given by another method.18) If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of a provision and the remaining part of such provision and all other provisions shall continue in full force and effect.

19) This Agreement may be executed in several counterparts and by facsimile, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

20) Neither party may assign any rights or obligations under or in respect of this Agreement.

21) Time shall be of the essence of this Agreement.

22) Except as specified herein, each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants and financial advisors.

23) No waiver by either party shall be effective unless in writing, and a waiver shall affect only the matter specifically identified in the writing granting such waiver and shall not extend to any other matter.

24) Each party shall, from time to time and without additional consideration, perform all acts and execute and deliver all documents required to carry out and give full effect to the terms of this Agreement.

25) The provisions of this Agreement shall survive the completion of the sale of the Purchased Shares and shall not merge in any transfer or other document or instrument executed or delivered pursuant to this Agreement. Without limiting the generality of the foregoing, the liability of a party for any breach of any of its representations, warranties, covenants, agreements or other obligations hereunder prior to the completion of the sale of the Purchased Shares shall not be extinguished or in any manner diminished by such completion.

26) This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the parties hereto agree to submit to the exclusive jurisdiction of the courts of said province for the purpose of such construction and enforcement.

27) Any dispute arising out of or concerning this Agreement shall be settled exclusively and finally by arbitration. The arbitration shall be conducted and finally settled by three (3) arbitrators in accordance with the Commercial Arbitration Rules of the Canadian Foundation for Dispute Resolution in effect on the effective date of this Agreement, or such other rules as may be agreed

by the parties hereto. The Purchasers and Vendor shall each select an arbitrator in accordance with such rules.

28) This Agreement shall be binding upon and shall ensure to the benefit of the parties hereof, their respective representatives, heirs, executors, administrators, successors and assigns. Nothing herein, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, all on the day and year first above written.

1301540 Alberta Ltd

Per: ____________________________

Jason WERKman.

Sun Vault Energy Inc.

Per: ____________________________

Gary Monaghan, CEO